Exhibit 5.1

November 10, 2015

Equity Bancshares, Inc.

7701 East Kellogg Drive, Suite 200

Wichita, Kansas 67207

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special counsel to Equity Bancshares, Inc., a Kansas corporation (the “Company”), in connection with the proposed offer and sale (the “Offering”) by the Company and the selling stockholders of shares (the “Shares”) of the Company’s Class A common stock, par value $0.01 per share, pursuant to a prospectus forming a part of a Registration Statement on Form S-1, Registration No. 333-207351, originally filed with the Securities and Exchange Commission on October 9, 2015 (such Registration Statement, as amended at the effective date thereof, being referred to herein as the “Initial Registration Statement”). On the date hereof, the Company has filed a registration statement supplemental to the Initial Registration Statement pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended (the “Rule 462(b) Registration Statement” and, together with the Initial Registration Statement, the “Registration Statement”), that incorporates by reference the Initial Registration Statement, which was declared effective on November 10, 2015. The Rule 462(b) Registration Statement relates to the registration of the offer and sale of up to an additional 172,500 Shares by the Company (the “Additional Shares”).

In connection with this opinion, we have assumed that: (i) the Shares will be issued and sold in the manner described in the Registration Statement and the prospectus relating thereto; and (ii) a definitive underwriting agreement, in the form filed as an exhibit to the Registration Statement (the “Underwriting Agreement”), with respect to the sale of the Shares will have been duly authorized and validly executed and delivered by the Company and the other parties thereto.

In connection with the opinion expressed herein, we have examined, among other things: (i) the Amended and Restated Articles of Incorporation of the Company, as amended, and the Amended and Restated Bylaws of the Company; (ii) the records of corporate proceedings that have occurred prior to the date hereof with respect to the Offering; (iii) the Registration Statement; and (iv) the Underwriting Agreement (but not, except as above stated otherwise, the other Exhibits to the Registration Statement). We have also reviewed such questions of law as we have deemed necessary or appropriate. As to matters of fact relevant to the opinion expressed herein, and as to factual matters

Equity Bancshares, Inc

November 10, 2015

arising in connection with our examination of corporate documents, records, and other documents and writings, we relied upon certificates and other communications of corporate officers of the Company, without further investigation as to the facts set forth therein.

Based upon the foregoing, we are of the opinion that when the Additional Shares have been delivered in accordance with the Underwriting Agreement approved by the Board of Directors of the Company, and upon payment of the consideration therefor provided for therein (not less than the par value of the Shares), such Additional Shares will be duly authorized, validly issued, fully paid and nonassessable.

The foregoing opinion is limited in all respects to the Kansas General Corporation Code, and we do not express any opinions as to the laws of any other jurisdiction.

We hereby consent to the statements with respect to us under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Wise & Reber, L.C.